UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 20, 2009 (Date of earliest event reported)
John D. Oil and Gas Company (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-30502 (Commission File Number)	94-6542723 (I.R.S. Employer Identification No.)

8500 Station Street, Suite 345 Mentor, Ohio (Address of principal executive offices)	44060 (Zip Code)

(440) 255-6325 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in its Form 10-Q for the quarter and six months ended June 30, 2009 as filed with the Securities and Exchange Commission on August 14, 2009 (the “Form 10-Q”), John D. Oil and Gas Company (the “Company”) had its $9.5 million line of credit with RBS Citizens, N.A. dba Charter One (“Charter One”) mature on August 1, 2009.  This line of credit is guaranteed by Richard M. Osborne, the Company’s Chairman of the Board and Chief Executive Officer.  As of August 1, 2009, the Company was current with its interest payments on the line of credit.  The Company does not have the available cash to repay the line of credit.  At the time of the filing of its Form 10-Q, the Company had been in discussions with Charter One to extend the line of credit.  Pursuant to a written letter dated July 23, 2009, Charter One had been willing to give the Company a ninety day extension if the Company agreed to certain conditions, including the payment of an extension fee and an increase of the current interest rate by 200 basis points.  The Company had not agreed to these conditions but discussions with Charter One regarding an extension of the maturity of the line of credit continued.

On August 20, 2009, the Company received a declaration of default with respect to the line of credit under the Loan and Security Agreement, as amended, dated March 28, 2008, by and among the Company, Richard M. Osborne and Charter One (the “Loan Agreement”).  The notice of default demanded immediate payment of all amounts outstanding under the Loan Agreement.

In addition, on August 20, 2009, Charter One received a judgment in its favor against the Company, Mr. Osborne and the Richard M. Osborne Trust (of which Mr. Osborne is the sole trustee), jointly and severally, for the amount of $9.5 million plus interest as of August 14, 2009 in the amount of $7,026.66, plus interest at the rate of $543.28 per diem from August 14, 2009, plus late charges in the amount of $475,842.09 as of August 14, 2009, plus attorneys’ fees, costs and other amounts payable under the Loan Agreement.  Charter One also received a judgment in its favor against Great Plains Exploration, LLC, Oz Gas, Ltd. and Richard M. Osborne, jointly and severally, for the amount of $21,211,495.54, plus interest as of August 14, 2009 in the amount of $15,769.42, plus interest at the rate of $1,213.03 per diem from August 14, 2009, plus late charges as of August 14, 2009 in the amount of $1,062,454.98, plus attorneys’ fees, costs and other amounts payable under those loan agreements.  Great Plains Exploration, LLC and Oz Gas, Ltd. are companies owned or controlled by Mr. Osborne.  The Company has an agreement, dated January 1, 2006, with Great Plains Exploration, LLC for well operations and to sell natural gas and oil production net of pipeline transportation costs.

The Company received a letter dated August 24, 2009 from FirstMerit Bank, N.A., the holder of the $1.23 million mortgage on the Painesville self-storage property, which is owned by LSS I Limited Partnership, a Delaware limited partnership (“LSS I”), in which the Company has a 29.9% minority interest.  The other members of LSS I are Mr. Osborne, Thomas J. Smith, a director of the Company and Retirement Management Company, an Ohio corporation owned by Mr. Osborne.  The letter from First Merit constituted formal notice to LSS I that, pursuant to cross-default provisions contained in the mortgage documents, certain defaults, including defaults under Mr. Osborne’s debt with First Merit and the Charter One judgment discussed above, must be cured within five days or the mortgage will become accelerated, without further notice or demand, and fully due and payable.  LSS I had been current with its payments on the mortgage.  However, LSS I does not have the available cash to repay the mortgage.

The Company is still evaluating the situations with Charter One and First Merit.  If the defaults with respect to the First Merit mortgage are not cured, the Company could lose its investment in LSS I, including the Painesville property.  If the Company is unsuccessful in refinancing the line of credit or if the Company is unsuccessful in obtaining substitute financing, including a loan from Mr. Osborne, there is substantial doubt about the Company’s ability to continue as a going concern.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2009, Steven A. Calabrese, Terence P. Coyne, Richard T. Flenner, Jr., Mark D. Grossi, Marc C. Krantz and James R. Smail each resigned from the board of directors of the Company, effective immediately. Mr. Krantz also resigned as Secretary of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John D. Oil and Gas Company By /s/ C. Jean Mihitsch Name: C. Jean Mihitsch Title: Chief Financial Officer
Dated: August 26, 2009